Exhibit 99.1

Amarantus Appoints Renowned Drug Development Expert and Co-Founder of Amgen, Joseph Rubinfeld, Ph.D., to its Board of Directors

SAN FRANCISCO, CA and GENEVA, SWITZERLAND – December 8, 2014 - Amarantus BioScience Holdings, Inc. (OTCQB: AMBS), a biotechnology company focused on the development of diagnostics and therapeutic products in the areas of neurology, psychiatry, ophthalmology and regenerative medicine, announced the appointment of Joseph Rubinfeld, Ph.D. to its Board of Directors. Dr. Rubinfeld is a renowned expert in the field of drug development, and a co-founder of Amgen, one of the most successful companies in the history of the biotechnology industry. Dr. Rubinfeld brings more than 40 years of biopharmaceutical leadership experience to Amarantus’ Board of Directors.

“I am thrilled to be joining Amarantus’ Board of Directors, a company which I believe is poised for tremendous success in the years ahead,” stated Dr. Rubinfeld. “With its robust portfolio approach to products in development, the opportunities for the company are extraordinary.”

“MANF, which was discovered via Amarantus’ proprietary protein discovery platform PhenoGuard, may become one of the most important medical advancements in the history of the biopharmaceutical industry to-date, and has a potentially accelerated regulatory pathway to market under the Orphan Drug Act,” Dr. Rubinfeld continued. “PhenoGuard, itself, could become one of the most valuable drug discovery platforms in the industry by yielding a plethora of additional novel neurotrophic factors. Furthermore, the company’s product candidate Eltoprazine, which is about to enter Phase 2b clinical testing, has the potential to be extremely important in addressing an ever-growing, unmet need in Parkinson's disease treatment.”

“Just as importantly, I am excited by the opportunity to play a key role in the development and commercialization of ESS-W under the Orphan Drug Act, which has the potential to be a revolutionary product in the treatment of severe burns. Finally, the company’s Alzheimer’s blood diagnostic LymPro Test® is slated to become the world’s first effective Alzheimer’s blood test, expected to establish a market leading position under the Clinical Laboratory Improvement Amendments, and will be available before the end of 2014 for Investigational Use Only to assist the biopharmaceutical industry in its therapeutic Alzheimer’s development programs.”

“Amarantus is extremely well-positioned for an exciting road ahead, and I am delighted to have the opportunity to contribute my extensive knowledge and experience at this important time for the company,” Dr. Rubinfeld concluded.

Dr. Rubinfeld is currently a Board member of Regenicin, Inc. and CytRx Corporation. Earlier in his career, Dr Rubinfeld served 12 years at Bristol Myers, where in addition to developing Amoxicillin and Cephadroxil, he was instrumental in licensing their original anti-cancer line of products, including Mitomycin, Etoposide, and Bleomycin. Dr. Rubinfeld is also credited with making a major scientific and public health contribution to society by inventing the first ever synthetic biodegradable detergent. In 1980, Dr. Rubinfeld was one of four co-founders of Amgen, Inc. and served as its Chief of Operations, where one of his primary efforts was the prioritization of erythropoietin (EPO) in Amgen’s pipeline due to its initial commercialization pathway under the Orphan Drug Act. In 1984, Dr. Rubinfeld won the prestigious Common Wealth Award for Science and Invention, which was a testament to his prowess for achieving major inventions, represented by the numerous patents obtained during his distinguished career. In 1991 he co-founded SuperGen, Inc., where he served as President and Chief Executive Officer until 2003 and as a Board member until 2005. He has also served as an advisor or Board member to a number of companies including AVI BioPharma and Quark Pharmaceuticals. Dr. Rubinfeld received a B.S. degree in chemistry from C.C.N.Y. and M.A. and Ph.D. in chemistry from Columbia University.

"We are honored to have Dr. Rubinfeld join our Board of Directors," commented Gerald E. Commissiong, President and CEO of Amarantus. “Dr. Rubinfeld is joining Amarantus at a particularly propitious time as we prepare for what we anticipate will be a time of important growth and achievement. Few scientists have been able to successfully crossover into the business realm and deliver extraordinary value to shareholders from their contributions to medicine, and I firmly believe Dr. Rubinfeld’s perspective on value creation and portfolio management will give our management team a competitive advantage when it comes to strategically building value for Amarantus and its shareholders.”

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. AMBS has licensed Eltoprazine ("Eltoprazine"), a phase 2b ready small molecule indicated for Parkinson's disease Levodopa induced dyskinesia and Adult ADHD. AMBS has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test®"), which was developed by Prof. Thomas Arendt, Ph.D. from the University of Leipzig, for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain and ophthalmic disorders. AMBS also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard™"). In November 2014, AMBS entered into an exclusive option agreement with Lonza Walkersville, Inc., a subsidiary of Lonza Group Ltd., to acquire Cutanogen Corporation, a subsidiary of Lonza Walkersville, to develop Engineered Skin Substitute (ESS-W), an autologous skin replacement product for the treatment of Stage 3 and Stage 4 intractable severe burns. For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Investor and Media Contact:

Jenene Thomas

Jenene Thomas Communications, LLC

Investor Relations and Corporate Communications Advisor

T: (US) 908.938.1475

E: jenene@jenenethomascommunications.com

Shareholder Contact:

Aimee Boutcher, Investor Relations

T: (US) 408.737.2734 x 101

E: ir@amarantus.com

Media Contact:

Planet Communications

Deanne Eagle, Media Contact

T: (US) 917.837.5866

Source: Amarantus Bioscience Holdings, Inc.

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